Exhibit 12

                     TELEPHONE AND DATA SYSTEMS, INC.
                   RATIOS OF EARNINGS TO FIXED CHARGES
                     For the Six Months June 30, 1995
                          (Dollars In Thousands)


    EARNINGS:
       Income from Continuing Operations before
         income taxes                                    $    81,738
          Add (Deduct):
            Minority Share of Losses                          (1,251)
            Earnings on Equity Method                        (20,447)
            Distributions from Minority Subsidiaries           4,905
            Amortization of Non-Telephone Capitalized
              Interest                                            14
            Minority interest in majority-owned subsidiaries
              that have fixed charges                         10,056
                                                         ------------
                                                              75,015
          Add fixed charges:
            Consolidated interest expense                     26,981
            Interest Portion (1/3) of Consolidated
               Rent Expense                                    2,551
            Amortization of debt expense and discount on
              indebtedness                                        90
                                                         -----------
                                                         $   104,637
                                                         ===========
    FIXED CHARGES:
       Consolidated interest expense                     $    26,981
       Interest Portion (1/3) of Consolidated Rent
         Expense                                               2,551
       Amortization of debt expense and discount
         on indebtedness                                          90
                                                         -----------
                                                         $    29,622
                                                         ===========
    RATIO OF EARNINGS TO FIXED CHARGES                          3.53
                                                         ===========

       Tax-Effected Redeemable Preferred Dividends       $       968
       Fixed Charges                                          29,622
                                                         -----------
          Fixed Charges and Redeemable Preferred
             Dividends                                   $    30,590
                                                         ===========
    RATIO OF EARNINGS TO FIXED CHARGES
      AND REDEEMABLE PREFERRED DIVIDENDS                        3.42
                                                         ===========
       Tax-Effected Preferred Dividends                  $     2,252
       Fixed Charges                                          29,622
                                                         -----------
          Fixed Charges and Preferred Dividends          $    31,874
                                                         ===========
    RATIO OF EARNINGS TO FIXED CHARGES
      AND PREFERRED DIVIDENDS                                   3.28
                                                         ===========
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